EXHIBIT (h)(14)

AMENDMENT

To Transfer Agency and Service Agreement

between

Artisan Funds, Inc. (the “Fund”)

and

State Street Bank and Trust Company (“Transfer Agent”)

This Amendment is made as of this 31st day of October 2008 to the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of May 1, 2001, as amended (the “Agreement”). In accordance with Section 14.1 of the Agreement, the Transfer Agent, through its affiliate, Boston Financial Data Services, Inc. (“Boston Financial”), provides certain transfer agency services to the Fund. In accordance with Section 15.1 of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 1.2 (Additional Services) of the Agreement is hereby amended by adding the following new sub-section:

“(h) Identity Theft Prevention. The Transfer Agent’s affiliate, Boston Financial (as defined in Section 14.1), has developed and maintains a program of policies, procedures and controls to assist the Fund in its compliance with applicable identity theft regulatory requirements. Boston Financial’s program and controls are reasonably designed to assist in the detection of violations of those requirements. Boston Financial agrees to report any detected violations to the Fund in accordance with agreed upon procedures and to provide annual certification to the Fund with respect to its controls.”

2. All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

3. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ARTISAN FUNDS, INC.		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Janet D. Olsen	By:	/s/ Joseph C. Antonellis
Name:	Janet D. Olsen	Name:	Joseph C. Antonellis
Title:	General Counsel & Secretary	Title:	Vice Chairman